Exhibit 3.100

Translation into English

3.100 Global Crossing Peru S.A. (formerly Impsat S.A.) - Bylaws

1.-	Amendment of IMPSAT S.A. by-laws under Law No. 26887, Revised General Companies Law.

The Chairman put forward the obligation established in the First Temporary Provision of Law No. 26887 – Revised General Companies Law, in force as from January 1, 1998, and its extension set forth in Law No. 26977, for the company to amend its charter and by-laws as required by the applicable law. Since the provision was still effective, such amendment was necessary. To that effect, the Chairman stated that the corporation was the type of legal entity which best suited the purposes of the company and its estimated growth. The Chairman also declared that, as a result of the amendment of the charter and the by-laws, the same percentage of shares in relation to the subscribed and paid-up capital of the company would be held by the shareholders, under the following terms and conditions:

FIRST.- By virtue of this charter, the undersigned freely agree to establish a corporation which shall be named IMPSAT S.A. and issue the corresponding by-laws. They have also made the contributions required to constitute the capital stock.

SECOND.- The capital stock of the company shall be S/. 5,000.00 (five thousand nuevos soles) represented by 5,000 registered voting shares of a par value of S/. 1.00 each, subscribed and paid as follows:

•	IMPSAT CORPORATION holds 4,998 registered voting shares of a par value of S/.1.00 each, duly subscribed and paid up.

•	Alejandro Mingo Ortega holds 1 registered voting share of a par value of S/.1.00, duly subscribed and paid up.

•	José Jamón Torres Ferrario holds 1 registered voting share of a par value of S/.1.00, duly subscribed and paid up.

THIRD.- The company shall be managed by a Board of Directors of three members and one or more Board of Managers. The initial board shall be composed of the following directors:

•	Alejandro Mingo Ortega, Argentine, passport No. 16815055, with registered domicile at Pasaje Sucre No. 177 - Miraflores, who shall serve as the Chairman;

•	José Ramón Torres Ferrario, Argentine, passport No. 12044322N, with registered domicile at Pasaje Sucre No. 177- Miraflores;

•	Teresa Nancy Victoria Laos Cáceres, Peruvian, Identity Document (L.E.) No. 07205701, with registered domicile at Emancipación No. 113 - Surco.

The General Manager shall be appointed by the Board of Directors.

FOURTH: The company shall be governed by the following by-laws, or otherwise by the General Companies Law.

CORPORATE BY-LAWS

TITLE I

NAME, PURPOSES, DOMICILE AND DURATION

FIRST.- The company shall be named “GLOBAL CROSSING PERÚ S.A.” and its purposes shall be the research, development, manufacture, supply, installation, operation, maintenance, repair, improvement, acquisition and lease of telecommunication equipment, systems, procedures and tools for all kind of data, voice and video transmissions, including the transmission, emission or reception of signs, signals, writings, images, sounds or any other information and, in general, the provision of any services, media or complementary activities, whether subsidiary or ancillary to such telecommunications, the rendering of telecommunications services, subject to Peruvian laws and regulations on telecommunications. In furtherance of such purposes, the company may perform any acts or activities which may otherwise be related thereto, either on its own behalf or on behalf of third parties, on its own name or by representatives, agents, correspondents or licensees. To that effect, the company may enter into all kind of agreements or legal acts with any government entities or agencies and/or state companies or individuals or national or foreign private companies and negotiate and/or accept concessions, authorizations, licenses, privileges, exemptions and benefits granted by public authorities.

In order to fulfill its core purposes, the company may conduct any commercial or industrial transactions, serve as representative or agent for national or foreign companies, and even invest in other national or foreign companies.

Therefore, the company may directly or indirectly perform all the authorized legal acts, whether civil, commercial or of any other kind, which may be necessary to accomplish the abovementioned purposes.

SECOND.- The domicile of the company shall be Lima City, but the company may establish agencies and branches within and outside the Republic of Peru by Shareholders’ General Meeting resolution.

THIRD.- The duration of the company shall be indefinite and its business commenced upon its incorporation date as set forth in the Public Registry.

TITLE II

CONTRIBUTIONS, STOCK CAPITAL AND SHARES

FOURTH.- Shareholders shall only be liable to the company for their individual capital subscriptions.

FIFTH.- By way of contributions, ownership or any other title to property as may be expressly stated shall be transferred to the company. The company shall be vested with the right thus transferred by the contributing shareholder.

SIXTH.- In the event shares are not fully paid in upon subscription, shareholders shall pay the outstanding balance in the time and manner established by the general meeting; or else, the company shall be entitled to enforce compliance or dispose of the shares at the risk and expense of the delinquent shareholder. Shares which are not sold in whole or in part due to absence of buyers shall be cancelled and the capital stock shall be reduced accordingly. All sale proceeds shall be contributed to the company.

SEVENTH.- In kind contributions value shall be evidenced by an appraisal report including a description of the contributed asset, the appraisal criteria and the resulting value.

EIGHTH.- The Board of Directors shall examine the value of in kind contributions made to the company within 60 calendar days as from the contribution date. Within 30 days thereafter, shareholders may request the court for an expert value verification. The shares corresponding to in kind contributions subject to examination may only be issued upon value examination by the board and the expiration of the term to request for value verification.

In the event in kind contributions actual value is 20% or more inferior to the value contributed, contributing shareholders shall choose among the cancellation of the shares representing such difference, their separation or an equivalent cash payment. If any of the first two options is exercised, the company shall reduce the stock capital proportionally if within the 30-day term shares have not been subscribed again and paid up in cash.

NINTH.- The stock capital of the company is S/. 79,754,620.00 (seventy nine million seven hundred fifty four thousand six hundred twenty nuevos soles) divided into 7,975,462 voting shares of a par value of S/. 10.00 each, duly subscribed and fully paid in.

TENTH.- Shares issuance shall be evidenced by definite or interim certificates. Definite certificates represent shares corresponding to the registered capital. Interim certificates, if any, represent shares corresponding to an agreed-upon capital increase not registered in the appropriate records. Definite and interim certificates shall be issued from a stock certificate book, correlatively numbered, in accordance with the applicable law and signed by the Chairman of the Board of Directors or, if not available, by a director. Each stock certificate may represent one or more shares.

Shareholding implies, in its own right, the obligation to abide by the by-laws and any agreements entered into by the corporate bodies pursuant to the by-laws and the law.

Moreover, shareholders are granted the rights set forth in section 95 of the General Companies Law.

ELEVENTH.- Each share is indivisible and its holder shall only be authorized to exercise the rights attached thereto. In the event one or more shares are transferred by sale, succession, or otherwise, to more than one holder, such holders shall appoint a proxy to exercise their rights; however, they shall be jointly and severally liable for their obligations as shareholders. Said appointment shall be made by means of a notarized power, signed by the holders representing more than 50% of the rights attached to jointly held shares.

TWELFTH.- Shares shall be registered in a duly certified book called the Stock Registry Book containing information as regards stock issuance, transfers, swaps and splits, rights and liens, transfer restrictions and agreements among shareholders or between shareholders and third parties in connection with shares or the exercise of rights attached thereto.

The company shall consider shareholders those duly registered in the Stock Registry Book.

THIRTEENTH.- In the event shareholders intend to transfer shares, they shall notify the general manager in writing, who shall then inform the other shareholders within 10 calendar days. Such shareholders shall have the preferential right to subscribe shares within 10 days after notice. In case more than one shareholder desire to purchase the shares offered, stock shall be distributed in proportion to their holdings in the company.

Upon the expiration of the term to exercise such option, shareholders shall be free to transfer their shares at their discretion.

FOURTEENTH.- Shareholders who transfer shares which are not fully paid in shall be jointly and severally liable to the company together with all the transferees for the unpaid balance. Transferees shall be released from liability after three years after the transfer date.

TITLE III

CORPORATE GOVERNANCE

FIFTEENTH.- Corporate bodies consist of: Shareholders’ General Meeting, Board of Directors and Board of Managers, all of which shall be governed by the by-laws and the applicable law.

TITLE IV

SHAREHOLDERS’ GENERAL MEETINGS

SIXTEENTH.- The Shareholders’ General Meeting is the supreme body of the company, constituted by all the shareholders. Its resolutions are binding upon them, including dissident and absent shareholders.

SEVENTEENTH.- General meetings shall take place in the legal domicile of the company; or else, where the shareholders may designate, in case of universal meetings, or where the Board of Directors may resolve to call such meetings.

EIGHTEENTH.- Only shareholders who are registered in the Stock Registry Book not later than two days before the meeting may attend general meetings.

Officers, professionals and other people invited by the board or the meeting itself may also attend general meetings, with voice but without vote, provided that their presence inures to the benefit of the company.

NINETEENTH.- Shareholders may vote by proxy at general meetings upon the submission of a special power or notarized deed evidencing such voting power. Such evidence shall be registered, and made available to the attendants, at least 24 hours before the meeting. The presence of the principal shareholder shall render the delegated voting power ineffective unless such delegation is irrevocable or expressly agreed upon.

TWENTIETH.- General meetings shall be presided over by the Chairman of the Board of Directors or the person appointed by the general meeting. The Secretary shall be the general manager or the person designated at the meeting.

TWENTY FIRST.- The board shall call general meetings by publication in the Official Gazette and in one local newspaper of general circulation at least 10 days before the mandatory annual general meeting or 3 days before in case of another general meeting. Such publication shall include the agenda and the date, time and location of the meeting.

The publication may also contain the date for a second call, if applicable, which may not be earlier than 3 days after the first call.

In the event a duly convened meeting is not held on first call and no date for a second call was included in the publication, the second call shall be made with the same publication formalities as the first call, stating that it is a second call, within 10 days after the unheld meeting and at least 3 days before the second meeting.

TWENTY SECOND.- In order for a general meeting to be validly held, a quorum shall require the presence of shareholders representing the aggregate paid-up capital, who unanimously vote for the meeting call and the agenda.

TWENTY THIRD.- Business to be transacted at general meetings shall be expressly included in the publication unless otherwise provided in the previous section and the applicable law.

TWENTY FOURTH.- The general meeting shall be convened by the Board of Directors in those cases established by law, as may be necessary for the benefit of the company or at the notarized request of shareholders representing at least one fifth of the subscribed voting shares, stating the proposed agenda. In this case, general meetings shall be called within 15 calendar days after the reception of such request.

TWENTY FIFTH.- The mandatory annual general meeting shall be held within the first quarter of the year to consider the following agenda:

a)	Discuss and approve the annual report and the financial statements for the fiscal year then ended;

b)	Resolve about the distribution of profits;

c)	Appoint directors, if applicable, and determine their compensation;

d)	Appoint or delegate to the Board of Directors the appointment of external auditors, if applicable; and

e)	Transact such other business as may be brought before the meeting by the Board of Directors, these by-laws and the law or as may be necessary for the benefit of the company, provided that such business has been included in the agenda and the quorum required by these by-laws is present.

TWENTY SIXTH.- The general meeting shall also be convened at the discretion of the Board of Directors or at the notarized request of the shareholders, pursuant to section 24 herein, to take action as follows:

a)	Amend the by-laws;

b)	Increase or decrease the capital stock;

c)	Remove and appoint directors;

d)	Issue debt securities;

e)	Agree on the aggregate sale of assets with a book value exceeding 50% of the capital stock;

f)	Determine the conduction of special researches and audits;

g)	Agree on the transformation, merger, split-up, reorganization, dissolution and liquidation of the company;

h)	Transact such other business as may be brought before the meeting by the Board of Directors, these by-laws and the law or as may be necessary for the benefit of the company, provided that such business has been included in the agenda and the quorum required by these by-laws is present.

TWENTY SEVENTH.- In order for a general meeting to be validly held, on first call, to transact any business other than the issues included in the following section, a quorum shall require the presence of shareholders representing at least 50% of the subscribed voting shares. On second call, the presence of shareholders representing any number of subscribed voting shares shall constitute a quorum.

Resolutions shall be passed by a majority vote of shareholders present and entitled to vote.

TWENTY EIGHTH.- In order for a general meeting to be validly held, on first call, to consider the increase or decrease of capital stock, issuance of debt securities, aggregate sale of assets with a book value exceeding 50% of the capital stock, transformation, merger, split-up, dissolution and liquidation of the company and, in general, any amendment to the by-laws, a quorum shall require the presence of shareholders representing at least two thirds of the subscribed voting shares. On second call, the presence of shareholders representing three fifths of the subscribed voting shares shall constitute a quorum. On both calls, resolutions shall be passed by shareholders representing at least a majority of the subscribed voting shares.

In case the abovementioned resolutions must be adopted by law, such quorum and majority shall not be applicable.

TWENTY NINTH.- Where a general meeting is held to transact business requiring the quorum established in section 28 herein, shareholders may state, upon the preparation of the attendance list, that their shares shall not be computed for the special quorum mentioned in section 28 in relation to all or some particular issues for which such quorum must be present.

THIRTIETH.- In general meetings, each share carries one vote, unless otherwise provided in section 164 of the General Companies Law.

THIRTY FIRST.- Delinquent shareholders may not exercise voting rights attached to the shares which have not been duly paid up in the time and manner established therefor.

Such shares shall neither be considered in order to constitute the quorum of the general meeting nor to establish the required majority.

THIRTY SECOND.- All business transacted and resolutions passed in general meetings shall be recorded in the Minutes Book, duly certified and kept in accordance with the law.

Minutes shall be prepared with the formalities established by law and shall contain a summary record of the general meeting.

In those cases where minutes may not be entered in the Minutes Book, such minutes shall be issued in a special document signed by all the shareholders present, which shall then be submitted to the general manager in order to be attached to or transcribed into the Minutes Book, if available.

TITLE V

BOARD OF DIRECTORS

THIRTY THIRD.- The company shall be managed by a Board of Directors and a Board of Managers, composed by one or more managers. The Board of Directors shall be composed of not less than three nor more than six directors, appointed every 2 years by the general meeting. In order to qualify as director, a person so appointed need not be a shareholder and shall not meet any disqualification criteria established in section 161 of the General Companies Law.

Directors may appoint an alternate director to represent them at directors’ meetings, whose representation shall be evidenced by a special power granted for each meeting. Such power shall be recorded and made available to the attendants not later than the day before the meeting. The presence of the principal director shall render the delegated power ineffective.

Directors’ meetings shall be presided over by its Chairman, and the general manager shall be the Secretary. In case they are unable to be present, alternates shall be appointed by a majority vote of the other members. In case of an equality of votes, the result shall be determined by the casting of lots.

THIRTY FOURTH.- The Board of Directors may appoint its Chairman where the general meeting has not made such appointment.

THIRTY FIFTH.- In order to appoint directors, the general meeting shall proceed as follows: Each share shall carry the same number of votes as the number of directors to be appointed. All these votes may be cast for one candidate or distributed among several candidates. Successful candidates shall be those obtaining the greatest number of votes, following the order thereof. In case of an equality of votes, the result shall be determined by the casting of lots. This procedure shall not be followed where the general meeting resolves to appoint directors by unanimous vote.

THIRTY SIXTH.- In the event of vacancies upon death, resignation or removal, the board may appoint a successor at any time to hold office.

In case the number of vacancies prevents quorum as required in these by-laws, administration shall temporarily be vested in directors in office for them to call a general meeting immediately to appoint the suceeding board. In the event such meeting is not called or there are no directors in office, the general manager shall make such appointment. In absence of any call for a general meeting within 30 calendar days after the vacancy, any shareholder may request the court to order such meeting, pursuant to the procedure established by law.

THIRTY SEVENTH.- Directors shall hold office until the general meeting resolves about the financial statements for the fiscal year then ended upon the expiration of their term of office and appoints the succeeding board. However, the board shall continue its business even upon their term expiration and such general meeting resolution until the new appointment takes place.

THIRTY EIGHTH.- Directors’ meetings shall be called by the Chairman, or designate, in the time and manner established in the by-laws and as may be necessary for the benefit of the company, or at the request of any director or the general manager. In case they are not called by the Chairman within the following 10 days or at the time set forth in the request, any director may convene such meetings.

Notice of meetings shall be served, with return receipt requested, at least 3 days before the meeting. Such notice shall clearly state the location, date and time of the meeting and the relevant agenda.

THIRTY NINTH.- Notice may be waived where all the directors meet and resolve to call the meeting to order and agree on the agenda by unanimous vote. However, any director may submit any business as may be necessary for the benefit of the company to the consideration of the Board.

FORTIETH.- In order for a directors’ meeting to be validly held, a quorum shall require the presence of one-half plus one members. Where there is an uneven number of directors, a quorum shall be the whole number immediately higher than half of that number. Resolutions shall be passed by a majority vote of directors present.

and recorded in a minutes book, duly certified and kept in accordance with the law. In case of an equality of votes, the Chairman shall be entitled to a second or casting vote.

FORTY FIRST.- Notwithstanding the foregoing, resolutions may be adopted by directors at remote meetings where all directors participate. Any director may challenge the application of this procedure and request a traditional on-site meeting. Remote meetings shall be held by written resolutions, electrical means or otherwise allowing communication among all directors and ensuring resolution authenticity. The Chairman shall be in charge of recording such meeting and the resolutions passed therein in the minutes book.

FORTY SECOND.- The board may not pass any resolution without holding a meeting, whether on-site or remote, to that effect.

FORTY THIRD.- The board shall have broad and special authority to manage, represent and administer all the business of the company, within the scope of its purposes, which is not specifically reserved to the general meeting by law or the by-laws. Such authority expressly includes the following:

a)	Appoint and remove managers and other officers, determine their powers, duties and compensation and appoint alternates in case they are temporarily unable to be present at meetings.

b)	Establish and eliminate branches, agencies, offices, subsidiaries and correspondents’ offices within or outside Peru.

c)	Represent the company before all individuals and authorities, without restrictions.

d)	Submit the financial statements and the annual report to the consideration of the general meeting.

e)	Delegate certain business to one or more directors, regardless of the powers the board may grant to any individual.

f)	Appoint its Chairman, where the general meeting has not made such appointment, and regulate its own procedures.

g)	Enter into agreements without restrictions and assume all kind of obligations in connection with the property of the company, negotiating, conducting and verifying any civil, commercial, banking and financial transactions, as may be necessary, including financial lease agreements.

h)	Negotiate, enter into and sign all kind of banking and financial transactions and agreements in general with any national or foreign banking, credit, financial and intermediary institutions. In particular, without limitation, the board may open and close checking and savings accounts, whether in national or foreign currency; make term and demand deposits, transfers and withdrawals from the banking accounts of the company, for which the board may issue checks; enter into financial lease agreements; lease safe-deposit boxes; discount or otherwise negotiate bills of exchange; request, negotiate and sign loans, advance payments, authorizations, financing agreements, discounts, letters of credit, letters of guaranty, credit or discount lines, advance accounts and all kind of credit agreements in general.

i)	Purchase or sell in cash or on credit personal and real property; exchange, provide or receive supplies; donate personal and real property and receive any donations; furnish and receive personal and real property by way of a loan, gratuitous bailment or financial lease, or as a lease, or deposit. The board may assign its contractual position in all such agreements.

j)	Provide all kind of property as security for the performance of contractual an non-contractual obligations, by taking out or granting mortgages, possessory or non-possessory pledges, sureties, guaranties and any other liens; and receive all kind of securities, whether personal or real.

k)	Negotiate, enter into and sign commission, agency and, in general, association agreements, even participation agreements, joint ventures, pools, and/or the like, taking part in establishing any kind of companies and legal entities, whether of civil, commercial or any other nature, and/or purchase stock, equity interest or ownership rights in the already existing companies or entities.

l)	Definitely delegate special powers to the Chairman to serve as executive chairman without excluding general manager’s powers, which shall be granted upon the Chairman’s appointment.

The foregoing powers are mentioned by way of information without limitation. Therefore, board’s representation may at no time be challenged on the ground of lack of authority.

FORTY FOURTH.- Where upon examination of the financial statements for the corresponding fiscal year or term, the board finds that there is a loss of half or more than half of the capital stock, or where such loss should be presumed, the board shall immediately call a general meeting to inform shareholders thereof.

TITLE VI

BOARD OF MANAGERS

FORTY FIFTH.- The company shall be managed by a general manager and other area managers who shall be appointed and removed from office by the Board of Directors or the Shareholders’ General Meeting. They shall have all the powers established in these by-laws or those granted upon their appointment.

FORTY SIXTH.- The general manager may exercise, by his or her sole signature, the following powers, as well as those granted upon their appointment.

a)	Organize corporate governance; use the corporate seal; send mails; check whether accounting records are timely kept, inspect accounting books, documents and the business of the company and issue the resolutions for its appropriate operation; direct commercial, administrative and operating actions taken in relation to the works performed.

b)	Hire, remove and dismiss the staff of the company at the time (s)he thinks fit, and establish their powers, duties, obligations and compensation; hire independent contractors or companies as consultants of the company.

c)	Represent the company in the exercise of its rights within or outside Peru before the Government Branches, Central, Local and Municipal Governments, Attorney General’s Office, Armed Forces, National Police and any other individuals or legal entities, authorities, institutions or organizations, whether public or private, dependent, independent or political, regardless of all kind of jurisdiction; represent the company in bidding processes, calls for bids and/or direct adjudications organized by public or mixed companies and, in general, upon any public offer of services or others included in the purposes of the company. To that effect, the general manager may request, submit and gather all kind of documents, offer and request testimony, make payments and take all other necessary measures, with the broadest powers granted.

d)

Represent the company in all kind of lawsuits or administrative, police or court proceedings, whether contested or uncontested, with preliminary assessment of evidence, special proceedings or others, even in injunction and summary proceedings, before any authorities, regardless of their jurisdiction, its offices, courts or controlling bodies, as plaintiff, claimant, defendant or respondent and with legitimate interest to appear and participate in proceedings where the general manager initially was a third party, as an assisting intervenor, co-party in a joint litigation, additional party with a different claim or a claim for disturbance of title to property, or as a successor party; in all these cases, with the general powers granted in section 74 of the Civil Procedural Code and section 23 of the General Rules for Administrative Proceedings Law, together with the special powers to dispose of substantive rights and to file complaints, claims, counterclaims, answers to complaints and replies to counterclaims, to abandon the proceedings, the claim or the petition, waive rights, agree to the claim, reconcile, settle, submit any controversies to arbitration, waive collection of debts, substitute or delegate his or her procedural representation and substitute or delegate his or her litigation representation, with the authority to invalidate such delegation and reassume representation at any time; file motions to oppose and reverse judgments, to appeal, to revise the proceedings and the application of the law, post a judicial bond in injunction proceedings secured by the property of the company.

e)	Request that the corporate debtors of the company be declared insolvent; and, in general, participate in creditors’ meetings with the authority to decide on the future of the company and sign any relevant agreements, and take all actions as established in Legislative Decree No. 845.

f)	Represent the company before any authorities and offices of the Ministry of Labor and before the corresponding labor court, assuming the legal capacity of the company in relation to administrative proceedings, whether of examination, record, collective negotiation or others, and in any court proceedings resulting therefrom, without limitation, with the authority to acknowledge documents, make confessions, settlements, answer complaints and claims, agree to complaints or claims if applicable, abandon motions, participate in negotiations and settlements, perform all procedural acts thereof and of all labor proceedings, and enter into and sign any agreement and, if applicable, collective bargaining agreements; with all the powers required in order not to be challenged on the ground of lack of authority.

g)	Purchase or sell in cash or on credit personal property; furnish and receive personal property by way of a loan, gratuitous bailment or financial lease, or as a lease.

h)	Sign receipts, credit or debit notes resulting from discounts or collections in national or foreign currency; acknowledge receipts, cancellations and full settlements.

i)	Endorse checks to be deposited in accounts of the company.

j)	Collect any amounts due to the company and demand delivery of personal and real property whose title and possession are vested in the company.

k)	Deposit funds with credit institutions, in checking accounts, term or demand deposits, or as otherwise permitted by law.

l)	Enter into work or services agreements with third parties.

m)	Perform any acts as may be necessary to execute and protect rights, obligations, credits and the interest of the company.

Both the signature of the general manager and any director shall be required for the general manager to exercise the following powers:

n)	Negotiate, enter into and sign commission, agency and, in general, association agreements, even participation agreements, joint ventures, pools, and/or the like, taking part in establishing any kind of companies and legal entities, whether of civil, commercial or any other nature, and/or purchase stock, equity interest or ownership rights in the already existing companies or entities.

o)

Negotiate, enter into and sign all kind of banking and financial transactions and agreements in general with any national or foreign banking, credit, financial and intermediary institutions. In particular, without limitation, the general manager may open and close checking and savings accounts, whether in national or foreign currency; enter into all kind of credit agreements in general, checking accounts, advance accounts; make transfers and withdrawals from the banking accounts of the company; enter into financial lease agreements; enter into financial lease agreements; lease safe-deposit boxes; discount or otherwise negotiate bills of exchange; request, negotiate and sign loans, advance payments, authorizations, financing agreements, discounts, letters of credit, letters of guaranty, credit or discount lines, advance accounts and all kind of credit agreements in general.

p)	Request, issue, accept, endorse, collect or otherwise negotiate bills of exchange, bills of mortgage, pay bills, promissory notes, checks, payment orders, drafts, bills of lading, bills of freight, airway bills, warrants, certificates of deposit, insurance policies, and any other negotiable or credit instruments, renewing or protesting and/or paying any of them.

q)	Take out all kind of insurance to cover risks inherent to the property, credits and staff of the company.

r)	Furnish or receive real property by way of a lease, including financial lease.

s)	Purchase or sell in cash or on credit real property; provide all kind of property as security for performance of contractual an non-contractual obligations, by taking out or granting mortgages, possessory or non-possessory pledges, sureties, guaranties and any other liens; and receive all kind of securities, whether personal or real.

FORTY SEVENTH.- Managers shall be liable to the company, the shareholders and third parties for the damage caused by the non-performance of their obligations, malice, abuse of authority and gross negligence.

Managers shall be liable for:

a)	Timely preparation and accuracy of the accounting systems, books required by law and any other books and records to be kept in orderly accounting.

b)	Establishing and keeping an internal control system in order to reasonable ensure that the assets of the company are protected against unauthorized use and that all operations are performed upon express authorization as well as recorded as duly required.

c)	Accuracy of the information provided by the Board of Directors and the general meeting.

d)	Not revealing any irregularities existing in the business of the company.

e)	Maintenance of corporate funds in the name of the company.

f)	Allocation of corporate resources in business falling outside the scope of purposes of the company.

g)	Accuracy of certificates or any other evidence of the content of the books and records of the company.

h)	Enforcement of sections 130 and 224 in the time and manner prescribed by law.

i)	Compliance of the law, the by-laws and resolutions passed by the general meeting and the Board of Directors.

FORTY EIGHTH.- Managers may not disclose information which may compromise the reputation, economic or financial position and, in general, the interest of the company.

TITLE VII

AMENDMENT OF BY-LAWS, INCREASE AND DECREASE OF CAPITAL STOCK

FORTY NINTH.- Amendment of by-laws and its relevant effects shall be governed by sections 198, 199 and 200 of the General Companies Law.

FIFTIETH.- A capital increase may arise from:

a)	Additional contributions.

b)	The capitalization of credits against the company, including the conversion of bonds into shares.

c)	The capitalization of profits, reserves, benefits, capital premiums, revaluation surpluses.

d)	Other cases provided in the law.

FIFTY FIRST.- Where capital must be revised by law, the capital amount and the stock par value shall be revised by operation of law with the approval by the general meeting of the financial statements that reflect such revision of the capital amount without altering the participation of each shareholder. The general meeting may resolve that, in lieu of revising the stock par value, shares shall be issued or cancelled in proportion to the amount that the revision of the capital amount represents.

FIFTY SECOND.- In a capital increase by additional contributions, shareholders shall have a preemptive right to subscribe newly issued shares in proportion to their shareholding participation at the time of such increase. Shareholders who are delinquent in the payment of their subscribed shares may not exercise this right, and their shares shall not be computed to establish the proportion of participation in the preemptive right.

FIFTY THIRD.- The preemptive right shall be exercised in at least two turns. In the first, the shareholders are entitled to subscribe newly issued shares in proportion to their holdings on the date that is established in the resolution. If shares remain unsubscribed thereafter, those shareholders who have participated in the first turn may subscribe the remaining shares, in the second turn, in proportion to their shareholding participation, considering the shares they have subscribed in the first turn.

The general meeting shall establish the procedure to be followed in case shares remain unsubscribed after the second turn, which may take place at the same time the capital increase is resolved.

Unless a unanimous resolution is adopted by all the shareholders of the company, the term to exercise the preemptive right, in the first turn, shall not be less than 10 days after the date of the notice that must be published to that effect or a later date fixed in such notice. The term for the second turn, and any subsequent, if applicable, shall be established by the general meeting, which may not be less than 3 calendar days.

The company shall timely furnish the subscribers the information corresponding to each turn.

The exercise of the preemptive right may be expressly waived in each case.

FIFTY FOURTH.- The preemptive right shall be incorporated in a certificate called a preemptive subscription warrant or through an entry in the records, both of which shall confer shareholders the right to subscribe for newly issued shares in the time, the amount, under the conditions and the procedure established by the general meeting. Such right shall be freely transferable, whether in whole or in part, in accordance with the procedure established in section 13 of these by-laws.

The preemptive subscription warrant or the entries in the records, as the case may be, shall be governed by section 209 of the General Companies Law.

FIFTY FIFTH.- The resolution to increase capital by in-kind contributions or the capitalization of credits against the company shall grant the right to make cash contributions for an amount which shall give all shareholders the possibility to exercise their preemptive right to maintain the proportion of capital they hold. To that effect, the procedure established in section 53 of these by-laws shall be followed.

FIFTY SIXTH.- Where the capital increase is accomplished by means of the capitalization of credits against the company, the Board of Directors shall issue a report stating the convenience of receiving such contributions. In such cases, shareholders shall be granted the right to make cash contributions for an amount which shall give them the possibility to exercise their preemptive right to maintain the proportion of capital they hold. To that effect, the procedure established in section 53 of these by-laws shall be followed.

FIFTY SEVENTH.- The general meeting shall establish the time, amount, conditions and procedure for the capital increase, all of which shall be published by notice. Notice may be waived if the increase has been approved in a general meeting where all the shareholders present represented the aggregate subscribed voting capital stock.

FIFTY EIGHTH.- The reduction of the capital shall be mandatory where losses have reduced the capital by more than 50% and a fiscal year has ended without the capital having been restored, except where there are legal or voluntary reserves, new contributions are made or shareholders assume the loss.

TITLE VIII

FINANCIAL STATEMENTS AND PROFITS

FIFTY NINTH.- The Board of Directors shall issue the annual report, the financial statements and the proposal for the allocation of profits, if any. The economic and financial situation of the company, the state of its business and the results obtained in the fiscal year then ended.

SIXTIETH.- The financial statements shall be prepared and presented in accordance with the relevant legal dispositions and the accounting principles generally accepted in the country.

SIXTY FIRST.- A minimum of 10% of the distributable profit of each fiscal year, less the income tax, shall be placed in a legal reserve, until it reaches an amount equal to one-fifth of the capital.

The losses corresponding to a fiscal year shall be offset against the profits or voluntary reserves. In the absence thereof, they shall be offset against the legal reserve. In this latter case, the legal reserve shall be replenished by placing profits from subsequent fiscal years therein.

The company may capitalize the legal reserve, in which case it shall be replenished.

SIXTY SECOND.- Distribution of dividends to shareholders shall be made in proportion to their capital contributions.

Distribution of dividends shall only be made based on the financial statements prepared as of the end of a certain term or a cut-off date in special cases established by the Board of Directors. The amounts distributed may not exceed the profits earned.

SIXTY THIRD.- The following rules shall be observed for the distribution of dividends:

a)	Dividends may only be paid out of profits obtained or voluntary reserves and provided that the equity net worth is not less than the paid-up capital.

b)	All the shares of the company, even where they are not fully paid in, shall have the same right to dividends, regardless of the time in which they may have been issued or paid, except where shareholders are delinquent in the payment of their subscribed shares, in which case they may only receive dividends for the paid-up portion of their shares. In this latter case, dividends corresponding to delinquent shareholders for the paid-up portion of their shares as well as those dividends for fully paid-in shares must be applied by the company to pay up shares, after cancelling late charges and interests.

c)	The distribution of dividends on account shall be valid upon the consent of the Board of Directors.

TITLE IX

MISCELLANEOUS

SIXTY FOURTH.- The company shall be liquidated by resolution of the general meeting held to that effect. Liquidation shall be conducted by liquidators appointed thereupon subject to the law and the directions and resolutions passed by the general meeting.

The procedure to be followed in those cases set forth in section 407 of the General Companies Law is established in section 409 and other relevant sections of such law.

SIXTY FIFTH.- To the extent otherwise provided in these by-laws, the company shall be governed by the General Companies Law and other relevant provisions.

RESOLUTION.-

Upon submitting the proposal to the full consideration of the shareholders present, they unanimously approved the foregoing amendments to the by-laws, which shall govern the business of the company hereinafter.

2.- Ratification of the legal representatives of the company and recognition of broader powers.

Likewise, the Chairman put forward the need to ratify the legal representatives of the company appointed by the general meeting on November 17, 1994, suggesting the granting of broader powers to them to fully comply with their duties.

Legal representatives may exercise, by their sole signature, the following powers:

a)	Represent, by their sole signature, the company before any authorities and offices, in court and labor issues, exercising the general and special representative powers established in the revised section 74 of the civil Procedural Code and the special powers set forth in section 75 of the same code. Therefore, legal representatives may dispose of substantive and procedural rights and, in particular, institute adversarial-administrative proceedings, file complaints, defenses, counterclaims, motions and claims before judicial and administrative authorities, abandon the complaint and the proceedings, answer complaints, defenses and reply counterclaims; agree, whether in whole or in part, to the complaint, reconcile, settle, submit any controversies to arbitration, file motions to oppose and reverse judgments and to revise the proceedings and the application of the law, substitute or delegate, in whole or in part, litigation representation to the corporate representatives or attorneys and reassume representation; post a judicial bond or furnish a property bond backed by the assets of the company, as well as any other acts as may be established by the law. In labor matters, legal representatives shall have the broadest powers established in the law or other relevant applicable provisions, such as Supreme Decree No. 002-96-TR, Reconciliation Procedure before the Public Defense Service of the Ministry of Labor and Social Assistance, Supreme Decree No. 004-96-TR procedural regulations of the Labor Office, Law No. 26636 Procedural Labor Law, Supreme Decree No. 005-96-TR Uniform Text of Administrative Procedures of the Ministry of Labor and Social Assistance and their amendments.

b)	Be in charge of corporate mail.

c)	Hire and dismiss employees, workers, consultants, agents and other staff following the instructions of the Board of Directors.

d)	By the joint signatures of two representatives; issue and endorse checks to be deposited in the banking account of the Company.

e)	By the joint signatures of two representatives; tender and accept offers, enter into concession agreements in the telecommunications industry and the like, request all kind of licenses and authorizations in relation to the purposes of the company before the Ministry of Transport, Communications, Housing and Construction, before the telecommunications regulatory authority OSIPTEL or any similar administrative body with equivalent duties.

RESOLUTION.-

Upon submitting the proposal to the consideration of the shareholders present, they approved the Chairman’s proposal and thus ratified the following directors as legal representatives of the company: ALEJANDRO MINGO ORTEGA, Argentine, passport No. 16815055, with registered domicile at Pasaje Sucre No. 177-Mirafiores and TERESA NANCY VICTORIA LAOS CACERES, Peruvian, Identity Document (LE.) No. 07205701, who shall have broader powers hereinafter in accordance with the foregoing terms and conditions.